Exhibit 99.1

May 8, 2009

Narayan Capital Corp.

1560 Calais Drive

Miami, Florida 33141

Dear Sir:

I hereby resign as a director and as chief executive officer, president, secretary and treasurer of Narayan Capital Corp. (the “Company”), effective immediately. My resignation does not in any way imply or infer any dispute or disagreement relating to the Company’s operations, policies or practices. I wish the Company much success in its future endeavors.

Sincerely,

/s/ Robert Papiri
Robert Papiri